Exhibit 10.4

SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”) to the Amended and Restated Employment Agreement entered into on May 19, 2011 (the “Agreement”), is entered into this 15th day of December, 2014 between Joseph M. Gingo (“Employee”) and A. Schulman, Inc. (“Employer”).

WHEREAS, Employee and Employer desire to amend the Agreement to revise the term of the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Term of Agreement. Section 4.1 of the Agreement shall be revised as indicated below:

4.1 TERM OF AGREEMENT. The “Term” for this Agreement shall have commenced on May 1, 2011 and shall end on January 31, 2015; provided, however, that notwithstanding any other provision of this Agreement to the contrary, during the period from January 1, 2015 through January 31, 2015 (a) Employee shall no longer serve as President and Chief Executive Officer of Employer, and (b) Employee’s base salary shall be $1.00 per month. If a Change in Control shall have occurred during the Term of this Agreement, Sections 7 and 8 and 10 through 21 of this Agreement shall continue in effect until at least the end of the Change-in-Control Protective Period (whether or not the Term of the Agreement shall have expired for other purposes).

2.    No Further Amendment. Except as otherwise amended hereby, all terms of the Agreement shall remain in full force and effect.

Joseph M. Gingo

/s/ Joseph M. Gingo
Date: December 15, 2014

A. Schulman, Inc.

By: /s/ Kim L. Whiteman
Its: Vice President Global Human Resources